Exhibit 4.3

ADEPT TECHNOLOGY, INC.

OPTION AGREEMENT FOR

EMPLOYEE INCENTIVE STOCK OPTIONS

I. NOTICE OF GRANT (Attached).

II. AGREEMENT.

FOR GOOD AND VALUABLE CONSIDERATION, Adept Technology, Inc. (the “Company”), has granted to the Participant named in the Notice of Grant attached as Part I of this Option Agreement (the “Notice of Grant”), as of the date set forth in the Notice of Grant (the “Grant Date”), an incentive stock option (the “Option”) to purchase up to the number of shares of the Company’s common stock (the “Common Stock”), set forth in the Notice of Grant, at the purchase price per share and upon the other terms and subject to the conditions set forth in this Option Agreement (as amended from time to time), including the Notice of Grant, and the 2005 Incentive Plan (as may be amended, the “Plan”). For purposes of this Option Agreement, any reference to the Company shall include a reference to any Subsidiary. By accepting the Option, the Participant irrevocably agrees on behalf of the Participant and the Participant’s successors and permitted assigns to all of the terms and conditions of the Option as set forth in or pursuant to this Agreement and the Plan (as such may be amended from time to time).

1.	Definitions

Defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires.

2.	Incentive Stock Option

The Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted accordingly. Section 422 of the Code provides, among other things, that the Participant shall not be taxed upon the exercise of a stock option that qualifies as an incentive stock option provided the Participant does not dispose of the shares of Common Stock acquired upon exercise of such option until the later of two years after such option is granted to the Participant and one year after such option is exercised. Notwithstanding anything to the contrary herein, Section 422 of the Code provides that incentive stock options (including, possibly, the Option) shall not be treated as incentive stock options if and to the extent that the aggregate fair market value of shares of Common Stock (determined as of the time of grant) with respect to which such incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its subsidiaries) exceeds $100,000, taking options into account in the order in which they were granted. Thus, if and to the extent that any shares of Common Stock issued under a portion of the Option exceeds the foregoing $100,000 limitation, such shares shall not be treated as issued under an incentive stock option pursuant to Section 422 of the Code.

3.	Exercise of Option

The Option shall not be exercisable as of the Grant Date. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in this Option Agreement and the Plan, the Option shall be exercisable to the extent it becomes vested, as described below, to purchase up to that number of shares of Common Stock as set forth in the Notice of Grant provided that (except as set forth in Paragraph 4 below) Participant remains employed with the Company and does not experience a termination of employment.

(a) Vesting. Unless otherwise approved by the Committee, the Options shall vest as to 1/48th of the shares of Common Stock subject to the Option granted each month following the Grant Date (for a total of four year vesting). The vesting period and/or exercisability of an Option may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis, provided that the Committee may take into consideration any accounting consequences to the Company in making any such adjustment and shall inform the Participant of any effects to the Option’s qualification as an Incentive Stock Option or any such adjustment and of such approved leave of absence or less than full-time employment. Notwithstanding anything to the contrary in this Paragraph 3, the Option shall be subject to earlier acceleration of vesting and/or forfeiture and transfer as may be provided in this Agreement and the Plan.

(b) Exercise. To exercise the Option (or any part thereof), Participant shall deliver to the Company a “Notice of Exercise” on a form specified by the Committee, specifying the number of whole shares of Common Stock Participant wishes to purchase and how Participant’s shares of Common Stock should be registered (in Participant’s name only or in Participant’s and Participant’s spouse’s names as community property or as joint tenants with right of survivorship). The exercise price per share (the “Exercise Price”) of the Option is set forth in the Notice of Grant. The Company shall not be obligated to issue any shares of Common Stock until Participant shall have paid the total Exercise Price for that number of shares of Common Stock subject to the exercise. The exercise price of any Option may be paid in cash or, to the extent allowed by the Committee, an irrevocable commitment by a broker to pay over such amount from a sale of the shares of Common Stock issuable under an Option, the delivery of previously owned shares, withholding of shares deliverable upon exercise or a combination thereof. Fractional shares may not be exercised.

Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws, and the Option may be rescinded if necessary to ensure compliance with federal, state or other applicable laws.

4.	Expiration of Option; Effect of Termination of Employment; Change in Control

(a) General. Except as provided in Paragraph 4(b), (c), (d) or (e) below, upon a termination of Participant’s employment with the Company or any Subsidiary for any reason, (i) any part of the Option that is unexercisable as of such termination date shall remain unexercisable and shall terminate as of such date, and (ii) any part of the Option that is exercisable as of such termination date shall expire upon the earlier of thirty (30) days following such date or the Expiration Date of the Option.

(b) Death; Disability. Upon the date of a termination of the Participant’s employment as a result of the death or Total and Permanent Disablement (as defined in the Plan) of the Participant, the Option shall become fully exercisable, and shall be exercisable by the Participant’s estate, heir or beneficiary for a period commencing on the date of termination of the Participant’s employment and expiring upon the earlier of six (6) months following the date of termination of the Participant’s employment or the Expiration Date of the Option.

(c) Retirement. Upon Retirement (as defined in the Plan) of the Participant, (i) any part of the Option that is unexercisable as of such Retirement shall remain unexercisable and shall terminate as of such date, and (ii) any part of the Option that is exercisable as of such Retirement shall expire upon the earlier of three (3) months following such Retirement or the Expiration Date of the Option.

(d) Cause. Upon the date of a termination of the Participant’s employment for cause, the Option shall immediately terminate and shall not be exercisable. For purposes of this Agreement, the term “Cause” shall mean, in each case as determined by the Committee, (i) Participant’s gross misconduct or fraud in the performance of Participant’s duties to the Company or any Subsidiary; (ii) Participant’s conviction or guilty plea or plea of nolo contendere with respect to any felony or act of moral turpitude; (iii) Participant’s engaging in any material act of theft or material misappropriation of Company property in connection with Participant’s employment with the Company or any Subsidiary, (iv) Participant’s material breach of the Company’s Code of Conduct as such code may be revised from time to time or (v) any other Act of Misconduct (as defined in the Plan).

(e) Change in Control. In the event of any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such shares have been changed, or for which shares have been exchanged, whether by reason of a Change in Control (as defined in the Plan), other merger, consolidation or otherwise, then the Committee will, in its sole discretion, determine the appropriate adjustment, if any, to be effected. In addition, in the event of a change described in this paragraph, the Committee may accelerate the time or times at which any Option may be exercised and may provide for cancellation of such accelerated Options that are not exercised within a time prescribed by the Committee in its sole discretion. Notwithstanding anything to the contrary herein, any adjustment to an Option intended to qualify as an Incentive Stock Option must comply with the requirements, provisions and restrictions of the Code.

5.	Restrictions on Resales of Option Shares

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other optionholders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6.	Income Taxes

The Participant is liable and responsible for all taxes owed in connection with the Option, the exercise thereof or the disposition of shares issued as a result of an Option exercise, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection therewith. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or exercise of the Option, or the disposition of shares issuable as a result of an Option exercise. To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of an Option exercise or disposition of shares issued as a result of an Option exercise. The Company shall not be required to issue shares or to recognize the disposition of such shares until such obligations are satisfied.

7.	Non-transferability of Option

Except as may otherwise be provided by the Plan, the Participant may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Participant during his or her lifetime. The Company may cancel the Participant’s Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Paragraph 7.

8.	The Plan and Other Agreements

The terms of this Agreement are governed by the terms of the Plan, as it exists on the Grant Date and as the Plan is amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise in this Agreement. The term “Section” generally refers to provisions within the Plan or the Code; provided, however, the term “Paragraph” shall refer to a provision of this Agreement.

This Option Agreement, including the Notice of Grant, and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

9.	Limitation of Interest in Shares Subject To Option

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to this Option Agreement except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, this Option Agreement, including the Notice of Grant, or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

10.	Limitation on Rights; No Right to Future Grants; Extraordinary Item

By entering into this Agreement and accepting the Option, Participant acknowledges that: (a) Participant’s participation in the Plan is voluntary; (b) the value of the Option is an extraordinary item which is outside the scope of any employment contract with Participant; (c) the Option is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and Participant will not be entitled to compensation or damages as a consequence of Participant’s forfeiture as provided for in the Plan or this Agreement of any part of the Option as a result of Participant’s termination of employment with the Company or any Subsidiary for any reason; and (d) in the event that Participant is not a direct employee of Company, the grant of the Option will not be interpreted to form an employment relationship with the Company or any Subsidiary and will not be interpreted to form an employment contract with Participant’s employer, the Company or any Subsidiary. The Company shall be under no obligation to advise Participant of the existence, maturity or termination of any of Participant’s rights hereunder and Participant shall be responsible for familiarizing himself or herself with all matters contained herein and in the Plan which may affect any of Participant’s rights or privileges hereunder.

11.	Committee Authority

Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee (including any Subcommittee or other person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee shall be final and binding.

12.	General Provisions

(a) Notices. Whenever any notice is provided hereunder, such notice must be in writing and delivered in person or by mail or electronically. Any notice delivered in person or by mail shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Any notice given by the Company directed to Participant at Participant’s address on file with the Company shall be effective to bind Participant and any other person who shall have acquired rights under this Agreement. The Company or Participant may change, by written notice to the other, the address previously specified for receiving notices. Notices delivered to the Company in person or by mail shall be addressed to Adept Technology, Inc. Attn: Chief Financial Officer, at the address set forth in the Notice of Grant.

(b) No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

(c) Undertaking. Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Participant or the Option pursuant to the express provisions of this Agreement.

(d) Illegality. In the event that any provision of this Option Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Option Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(e) Entire Contract. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.

(f) Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have agreed in writing to join herein and be bound by the terms and conditions hereof.

(g) Legal Compliance. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by Participant of any shares issued under this Option, including without limitation, restrictions: (i) under the Company’s insider trading policy, (ii) that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Option and/or shares underlying the Option or pursuant to applicable state securities laws, and (iii) as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the shares must also comply with other applicable laws and regulations governing the sale of such shares.

(h) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout Participant’s term of employment or service with the Company and thereafter until withdrawn in writing by Participant.

(i) Governing Law. The provisions of this Agreement shall be governed by the laws of the State of California, without giving effect to principles of conflicts of law.